SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2008

SIONIX CORPORATION
(Exact name of Company as specified in Charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2082 Michelson Drive, Suite 306
Irvine, California 92612
(Address of Principal Executive Offices)

(949) 752-7980
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 3.02   Unregistered Sales of Equity Securities

From March 14, 2008 through May 29, 2008, the Registrant sold in a private placement to prior and new investors $750,000 of units of its securities, at a price of $10,000 per unit, with each unit consisting of 100,000 shares of the Registrant’s common stock and a three-year warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.10 per share. The Registrant is not obligated to pay any commissions in connection with this private placement. The proceeds of the private placement are to be used for general working capital and to complete the Registrant’s testing of its water purification product at the Villa Park Dam in Villa Park, California.

The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the securities were sold to accredited investors only without any form of general solicitation or general advertising.

The foregoing discussion is qualified in its entirety by reference to the form of Securities Purchase Agreement and Common Stock Purchase Warrant that are attached as exhibits to this Current Report and incorporated herein by reference.

It should be noted that the Registrant does not currently have a sufficient number of authorized shares of common stock for issuance upon exercise or conversion of all of its outstanding convertible securities, including, without limitation, the warrants sold in the above-described private placement. The Registrant has committed to the investors in the private placement to use its best efforts to effect a sufficient increase of its authorized common stock as soon as commercially practicable.

Item 9.01   Financial Statements and Exhibits.

Exhibit 10.1  Form of Securities Purchase Agreement
Exhibit 10.2  Form of Common Stock Purchase Warrant
Exhibit 99.1  Press Release, dated May 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2008
SIONIX CORPORATION

By: /s/ Richard Papalian
Richard Papalian, Chief Executive Officer